Exhibit 12.2

Cranmore, FitzGerald & Meaney

Attorneys at Law

49 Wethersfield Avenue

Hartford, Connecticut 06114-1102

_____

(860) 522-9100	Fax No.
(860) 522-3379

May 31, 2017

The Board of Directors

Kinderhook Bank Corp.

1 Hudson Street

Kinderhook, New York 12106

Re:	Agreement and Plan of Merger by and among Kinderhook Bank Corp., The National Union Bank of Kinderhook and Patriot Federal Bank

Ladies and Gentlemen:

We have acted as counsel to Kinderhook Bank Corp., a New York corporation (“KBC”) in connection with the proposed merger (the “Merger”) of Patriot Federal Bank, a federal savings bank, (“PFDB”) with and into The National Union Bank of Kinderhook, a national banking association (“NUBK”) and wholly owned subsidiary of KBC, with NUBK as the surviving entity, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 14, 2017, by and among PFDB, NUBK and KBC (the “Merger Agreement”). Pursuant to the requirements of Section 9.2.5 of the Merger Agreement, you have asked us to render certain opinions with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of KBC and NUBK as we have deemed appropriate. We have also relied, without independent verification, upon certain representations made by PFDB, NUBK and KBC. We have assumed that such representations are true, complete and correct and will remain true, complete and correct at all times and that PFDB, NUBK and KBC will act in accordance with the descriptions set forth in the Offering Circular. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

In rendering this opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Cranmore, FitzGerald & Meaney

The Board of Directors

Kinderhook Bank Corp.

May 31, 2017

We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other factual information, written or oral, set forth herein, made or furnished in connection with the Agreement or the transactions contemplated thereby or in any of the other documents referred to therein. The opinions expressed herein are limited to the federal income tax laws and regulations applicable to the Merger, and we do not opine on any other federal law or the laws of any other applicable jurisdiction. Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or inferred beyond the matters stated.

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) a draft of the Offering Circular on Form 1-A to be filed with the Securities and Exchange Commission (the “Offering Circular”) including the Proxy Statement of PFDB; (3) factual representations and certifications made to us by KBC, NUBK and PFDB (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of KBC, NUBK and PFDB or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by PFDB from Hunton & Williams LLP with respect to the tax consequences of the proposed transaction (the “HW Opinion”).

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.          All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time, as defined in the Agreement, of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.          All representations, warranties, and statements made or agreed to by KBC, NUBK and PFDB and by their management, employees, officers, directors, and shareholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement, (ii) those set forth in the Offering Circular, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

Cranmore, FitzGerald & Meaney

The Board of Directors

Kinderhook Bank Corp.

May 31, 2017

3.          The Merger will be consummated in accordance with the Agreement and as described in the Offering Circular (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

4.          The HW Opinion has been concurrently delivered and not withdrawn.

Opinion – U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that: the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.          This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither KBC nor PFDB has requested a ruling from the IRS (and we assume that no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.

2.          This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3.          Our opinions set forth herein are based upon the description of the contemplated transactions as set forth in the Agreement and the Offering Circular. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinions may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Agreement and the Offering Circular or to any transaction whatsoever, including the

Cranmore, FitzGerald & Meaney

The Board of Directors

Kinderhook Bank Corp.

May 31, 2017

Merger, if all the transactions described in the Agreement and the Offering Circular are not consummated in accordance with the terms of the Agreement and the Offering Circular and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is based on Current Law. It is possible that Congress could enact new law, or that Department of the Treasury or the IRS or other authorities could issue interpretive rulings or regulations, after the date hereof which would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

This opinion is given as of the date hereof, is expressly limited to the facts existing as of such date, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Offering Circular, and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cranmore, FitzGerald & Meaney

CRANMORE, FITZGERALD & MEANEY